Exhibit 10.01

Execution Version

Glu Mobile Inc.

Executive Chairman Agreement

This Executive Chairman Agreement (this “Agreement”) is entered into by and between Glu Mobile Inc. (“Company”) and Niccolo de Masi (“Executive”) and sets forth the terms of Executive’s continued service with the Company. This Agreement is effective as of November 2, 2016 (the “Effective Date”).

WHEREAS, Executive has been employed by the Company as its President and Chief Executive Officer pursuant to the Executive Employment Agreement by and between the Company and Executive dated January 4, 2010 (the “Employment Agreement”), in addition to serving as the Chairman of the Company’s Board of Directors since July 2014;

WHEREAS, Executive and the Company are parties to a Change of Control Severance Agreement by and between the Company and Executive dated January 4, 2010 (the “Severance Agreement”);

WHEREAS, Executive and the Company now wish for Executive to transition from Executive’s role as the Company’s President and Chief Executive Officer to become the Executive Chairman of the Company’s Board of Directors (the “Executive Chairman”) of the Company and, if requested by the Board of Directors (the “Board”), to serve as the Company’s “principal executive officer” as contemplated under applicable U.S. securities laws and regulations;

WHEREAS, Executive and the Company intend for this Agreement to govern the terms of Executive’s continued service with the Company as its Executive Chairman and, as applicable, its “principal executive officer” and, accordingly, to supersede and replace in their entirety the Employment Agreement, the Severance Agreement and any provision regarding Executive’s entitlement to vesting acceleration of the Company Options or Company RSUs (as such terms are defined in Section 5(b)(i) below) set forth in the written agreements governing such awards;

NOW THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.             Position and Duties. Beginning on the Effective Date, Executive will serve as the Company’s Executive Chairman. During the Service Period (as defined in Section 2 below), at the Board’s request, and subject to the next sentence, Executive may also serve as the Company’s “principal executive officer” in addition to his service as the Company’s Executive Chairman, or as a member of the Company’s Board but not Executive Chairman (but including non-executive “Chairman”). If requested by the Board, Executive agrees to serve in the additional capacity as the Company’s “principal executive officer” for up to six (6) months immediately following the Effective Date. During Executive’s service under this Agreement as Executive Chairman and/or the Company’s “principal executive officer”, Executive shall report to the Board and have duties appropriate and consistent with such position(s), as determined by the Board. Executive agrees, upon the request by a majority of the Board, to promptly resign as Executive Chairman and/or from the Board and any and all positions he may hold with respect to the Company or any subsidiary of the Company.

2.             Service Period. Subject to Sections 1 and 4, Executive will serve as the Company’s Executive Chairman, or otherwise as non-executive Chairman or simply as a member of the Board, and, as applicable, the Company’s “principal executive officer”, for the three (3) year period commencing on the Effective Date (such three (3) year period, the “Service Period”).

3.             Outside Activities. Executive’s service as the Company’s Executive Chairman will not be an exclusive, full-time role. Concurrently with his service under this Agreement, Executive may (a) serve as a member of the board of directors of one other company or entity and/or (b) accept a full-time executive position with another company or companies, provided, in any case Executive’s service in such Board of Director or executive position does not (i) materially interfere with Executive’s duties and obligations under this Agreement and (ii) does not result in a conflict of interest with his duties and obligations under this Agreement or would otherwise result in a violation or require a waiver under the Company’s Code of Business Conduct and Ethics.

4.             At-Will Employment. Executive and the Company understand and acknowledge that in his capacity as the Company’s Executive Chairman and, as applicable, the Company’s “principal executive officer”, Executive’s employment with the Company constitutes employment “at-will,” and the employment relationship between the Company and Executive may be terminated at any time, for any or no reason. The preceding sentence does not apply to Executive’s position in the capacity as a member of the Board, as that is not an employment relationship standing alone.

5.             Compensation and Benefits.

(a)           Remuneration. While providing services to the Company pursuant to this Agreement, the Company shall pay the Executive (i) based on an annual amount of $375,000, applicable to any such period Executive serves solely as the Company’s Executive Chairman or other member of the Company’s Board (the “Base Executive Chairman Remuneration”), except that (ii) to the extent that Executive also serves as the Company’s “principal executive officer,” Executive shall be paid additional salary based on an annual amount of $75,000 (in excess of the Base Executive Chairman Remuneration) for such portion(s) of the Service Period (the “Additional PEO Remuneration”, and collectively, as then applicable, the “Remuneration”), payable in accordance with the Company’s normal payroll practices.

(b)           Company Options and Company RSUs.

(i)          Options for shares of the Company’s common stock (“Company Options”) and restricted stock units for shares of the Company’s common stock (“Company RSUs”) held by Executive are governed by written award agreements that are substantially similar to the standard forms of such award agreements publicly filed by the Company with respect to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”). Exhibit A shows Executive’s awards that are outstanding as of the Effective Date and the respective applicable vesting schedule. Executive’s Company Options and Company RSUs will continue to vest in accordance with their applicable vesting schedule, subject to Executive’s continued service with the Company and the terms and conditions of the Company’s 2007 Plan and the applicable written award agreement governing the Company Options or Company RSUs (other than with respect to any provision thereof providing for acceleration of vesting), and may be subject to accelerated vesting under Section 5(b)(ii) and Section 6(b) of this Agreement. If Executive completes three consecutive years of service as Executive Chairman from the Effective Date, he shall vest in those Company RSUs that would otherwise have vested before November 16, 2019.

(ii)         In the event of a Corporate Transaction (as defined in the 2007 Plan) the vesting of all of Executive’s Company Options and Company RSUs shall fully accelerate, and such awards shall become exercisable (as applicable) and free of all restrictions (other than those set forth in the Company’s Insider Trading Policy, as then in effect, or imposed by applicable law, including federal securities laws and regulations) in full prior to the consummation of such Corporate Transaction.

(iii)        Additional Restriction on Sale or other Transfer of Options and Restricted Stock Units. Executive agrees that, in addition to any restriction on sale or transfer set forth under the 2007 Plan, the written award agreement governing the Company Options or Company RSUs or pursuant to Company policy (including the Company’s Insider Trading Policy) or applicable law, Executive shall not, during the effectiveness of this Agreement, offer, sell, transfer (other than for estate planning purposes, in which case Executive shall first notify the Company of such transfer and provide the Company the ability to place transfer restrictions similar to the Additional Restriction upon such transferred shares) contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Company stock, rights for or shares subject to rights to acquire Company stock, held by or otherwise beneficially owned by Executive on the Effective Date, including but not limited to shares held by Executive or in trust or subject to Company Options and Company RSUs (the “Shares”), except in payment of applicable taxes and withholdings due in connection with the vesting, exercise or settlement of a Company Option or Company RSUs (the foregoing restriction, the “Additional Restriction”). Unless otherwise set forth in Section 9, to the extent applicable, the Additional Restriction shall lapse with respect to (a) 10% of the Eligible Shares (as defined below) on the Effective Date, (b) an additional 10% of the Eligible Shares on each six (6) month anniversary of the Effective Date and (c) 100% of the Eligible Shares on the earlier to occur of Executive’s Cessation, consummation of a Corporate Transaction (as defined in the 2007 Plan) or the three (3) year anniversary of the Effective Date. For purposes hereof “Eligible Shares” shall mean the Shares that are owned outright or are vested under any Company Option or Company RSUs held by Executive of the Effective Date plus, as of the relevant measurement date, Shares that have become vested under any Company Option or Company RSUs held by Executive since the prior measurement date. Notwithstanding the foregoing and notwithstanding anything to the contrary in Section 9, Executive must comply with the Additional Restriction with respect to all Shares, including Shares with respect to which the Additional Restriction has lapsed pursuant to the immediately preceding sentence, during any period Executive serves as the Company’s “principal executive officer” under this Agreement (it being understood that following such service, Executive shall be credited with any lapse that shall have occurred prior to or during such service as the Company’s “principal executive officer”). Executive acknowledges that for so long as he serves as the Company’s “principal executive officer” Executive shall be deemed an “officer” of the Company within the meaning of Section 16 of, and Rule 16a-1(f) of the rules promulgated under, the Securities Exchange Act of 1934, as amended, and an “executive officer” of the Company within the meaning of Item 401(b) of Regulation S-K, Rule 3b-7 promulgated under the Exchange Act, and Rule 405 promulgated under the Securities Act of 1933, as amended.

(c)           Employee Benefits. During Executive’s employment as the Company’s “Executive Chairman” and/or “principal executive officer” with the Company and Executive is not otherwise employed by another company or entity, Executive will continue to be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executive officers of the Company, pursuant to the eligibility requirements, terms and conditions of such plans, but in all cases on terms no less favorable than provided to any other officer of the Company. It is expected (but not required) that while Executive is employed, his duties will involve a minimum work schedule of 30 hours per week (whether or not in the Company’s offices), thereby (assuming the expectation holds true) making him eligible for health benefits under the Company’s health plan as in effect on the Effective Date. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. For the avoidance of doubt, Executive will no longer be eligible for any annual cash incentive bonus, nor shall Executive be eligible to receive future grants of Company equity awards or severance benefit, including under any plan or program generally available to the Company’s executive officers.

(d)           Voluntary Resignation as Executive Chairman. For the avoidance of doubt, in the event Executive voluntarily resigns his position as Executive Chairman (with such resignation not at the request of the Board) other than for Good Reason (as defined below), Executive shall, upon such resignation, not be entitled to any further payment of any Remuneration and vesting with respect to all outstanding Company Options and Company RSUs shall immediately cease and the unvested portion of the Company Options and Company RSUs shall be forfeited by Executive. In the event of such a voluntary resignation, Executive will be entitled to the compensation that is provided to members of the Board while Executive continues to serve on the Board.

6.             Payments and Benefits upon Cessation of Service as Board Member. In the event of Executive’s Cessation, other than as set forth in Section 9 or 5(d), and provided Executive delivers to the Company a signed agreement and general release of claims in favor of the Company in substantially the form attached hereto as Exhibit B (the “Release”) and satisfies all conditions to make the Release effective, then the Executive shall be entitled to the following payments and benefits (which shall be payable by the Company on the fifth (5th) day following the Cessation Date, and if such day follows on a holiday or weekend, the next business day):

(a)           Cash Payment. Any then-unearned portion of the Base Executive Chairman Remuneration, payable based on an annual amount of $375,000, with respect to the remaining balance of the Service Period had Executive continued to provide services to the Company through such date, payable in a lump sum.

(b)           Acceleration. In addition to the shares subject to Company Options and Company RSUs held by Executive that are vested and exercisable (as applicable) in accordance with their terms prior to Executive’s Cessation, each other unexpired award held by Executive shall become fully vested and exercisable through all vesting tranches that would otherwise occur prior to November 16, 2019.

(c)           COBRA Benefit. Subject to Executive’s eligibility for and timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and any comparable state law providing for continuation of group health benefits, Executive’s then-effective group health benefits for Executive and Executive’s COBRA-eligible dependents shall be continued at the Company’s cost for all premiums under COBRA (the monthly cost of such premiums, the “COBRA Premium”) for the balance of the Service Period (the “Non-Cash COBRA”), provided that, if the Company determines that it cannot provide the Non-Cash COBRA without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide Executive, in lieu thereof, a taxable lump sum payment for the balance of the Service Period (the “Cash COBRA”), which payment will equal 200% of the applicable COBRA premium for the Executive and any dependents. The number of months of Cash COBRA to be paid, in any case, shall be reduced by the number of months of Non-Cash COBRA previously paid by the Company.

7.             Expenses Relating to the Performance of Services. The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of services as the Company’s Executive Chairman and/or “principal executive officer,” but in all cases on terms no less favorable than provided to any other officer or director of the Company.

8.             Employee Inventions and Confidentiality Agreement. Executive acknowledges and agrees that Executive continues to be bound by the Employee Invention Assignment and Confidentiality Agreement (the “Employee Inventions and Confidentiality Agreement”) previously entered into by and between Executive and the Company, and shall be bound thereby at any time that Executive is employed by the Company, including as Executive Chairman and or the Company’s “principal executive officer”. The foregoing obligations and restrictions shall be in addition to Executive’s obligation to fulfill his fiduciary duties as an officer or member of the Board.

9.             Termination of Services for Cause, Death, Disability or Voluntary Resignation. In the event of any termination of Executive’s services by the Company for Cause or in the event of the Executive’s death, disability (as such term is defined in Section 22(e)(3) of the Code, as defined in Section 10 below) or voluntary resignation from service at any time and for any reason, the Executive will be paid only (i) any earned but unpaid Remuneration, payable based on the annual amount then in effect, (ii) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Executive participates, and (iii) reimbursement for all reasonable and necessary expenses incurred by Executive in connection with his performance of services on behalf of the Company in accordance with applicable Company policies and guidelines for senior officers and members of the Board, in each case as of the effective date of such termination of employment. Executive will be allowed to exercise his vested Company Options, if any, during the time period set forth in, and in accordance with, the 2007 Plan and the governing stock option agreement(s). It is understood and acknowledged that, in the event of a termination of Executive’s services that is not a Cessation, the Additional Restriction shall continue to apply, but (i) if the Executive voluntarily resigns from his service as Executive Chairman without Good Reason, dies, or becomes disabled, the Additional Restriction shall not apply, but Executive shall instead be subject to a lock-up as to his equity holdings for a period thereafter of six months, during which Executive agrees to sell no more than one-half of the shares (or shares subject to derivative equity securities) held by him as of such resignation during any three month period, (ii) if Executive experiences a Cessation or voluntarily resigns from his service as Executive Chairman with Good Reason, the Additional Restriction shall not apply.

10.          Definitions.

(a)           “Cause” means (i) Executive’s committing of an act of gross negligence, including misappropriation, embezzlement or fraud, that materially adversely affects the Company or any of the Company’s customers, suppliers or partners, (ii) his willful misconduct in the performance of services for the Company or breach of fiduciary duty involving personal profit (other than unintentional, immaterial breaches that are promptly cured after written notice to Executive), (iii) his being convicted of, or pleading no contest to, any felony , (iv) any material breach of any agreement with the Company by him that remains uncured for thirty (30) days after written notice by the Company to him, unless that breach is incapable of cure, in which case no cure period shall be permitted, or any other material unauthorized use or disclosure of the Company’s confidential information or trade secrets involving personal benefit, or (v) his failure to follow the lawful and reasonable directions of the Board; provided that, at any point when Executive no longer serves as Executive Chairman, “principal executive officer,” or otherwise as an employee of the Company, and serves only as a member of the Board, “Cause” shall instead mean a breach of fiduciary duties as a director such that he would not be entitled to indemnification under applicable law.

(b)           “Cessation” means (a) Executive ceases to serve as a member of the Board at any time prior to the three (3) year anniversary of the Effective Date (the effective date of such cessation, the “Cessation Date”), provided that such cessation is (I) at the written request of the majority of the members of the Board (or made by a majority of the Board at a properly called meeting thereof), (II) due to Executive not being recommended by the Company or the Board for reelection or not being reelected to the Board by the Company’s stockholders, (III) following a material breach of this Agreement by the Company of which Executive has notified the Company within 90 days after such breach in writing that it has materially breached this Agreement (specifying the provision(s) breached and the circumstances constituting such breach), the Company has failed to cure such breach within 30 days following such notice, and the Executive has resigned and ceased service within fifteen (15) days of such failure to cure, or (IV) following a material diminution in Executive’s assigned duties as Executive Chairman, provided that Executive first notifies the Company within 30 days after such material diminution in writing that such event has occurred and the Company has failed to cure such diminution within 30 days following such notice, and Executive has resigned and ceased service within fifteen (15) days of such failure to cure (a resignation fulfilling all of the requirements of clause (a) (III) or (a)(IV) shall be deemed for “Good Reason”), or (b) Executive ceases to serve as Executive Chairman at the written request of the majority of the members of the Board (or made by a majority of the Board at a properly called meeting thereof). For the avoidance of doubt, (i) except as provided above in this Section 10(b), any voluntary termination of Executive’s service or termination of Executive’s service for Executive’s death or disability or (ii) termination of Executive’s status as a “principal executive officer” while still serving as Executive Chairman or as a member of the Board shall, in each case, not constitute a Cessation under this Agreement.

(c)           “Code” means the United States Internal Revenue Code of 1986, as amended.

11.          Miscellaneous.

(a)           Arbitration and Class Action Waiver. Executive and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to Executive’s employment or service with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or Company options, Company RSUs or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, Executive and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in Executive’s or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN EXECUTIVE AND THE COMPANY.

This Agreement does not restrict Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the parties may not restrict Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in Santa Clara County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If Executive is unable to access these rules, Executive should please let the Company know and the Company will provide Executive with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. In the event of arbitration relating to this Agreement or Executive’s service with the Company, each of Executive and the Company will bear its own costs, including, without limitation, attorneys’ fees.

(b)           Indemnification. Subject to applicable law, the Company will provide Executive indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation and Bylaws, in addition to coverage under any directors and officers insurance policies maintained by the Company, with such indemnification to be on terms determined by the Board or any of its committees, but in no case less favorable than those provided to any other executive officer or director of the Company. Executive will continue to be covered by any indemnification by and between Executive and the Company, which, if applicable, continues in full force and effect.

(c)           Section 409A. To the extent (a) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s termination and (ii) the date of Executive’s death following such termination; provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to Executive or Executive’s beneficiary in one lump sum (without interest).

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

Notwithstanding the foregoing, in the event the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company will work in good faith with Executive to adopt such amendments to this Agreement, or to adopt such policies and procedures or take such other actions that the Company determines are necessary or appropriate, to avoid the imposition of taxes under Section 409A.

(d)           Limitation on Payments Under Code Section 280G. In the event that the payments and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(i)          delivered in full; or

(ii)         delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, by reducing payments in the following order: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity award compensation subject to Section 409A of the Code as deferred compensation and (ii) equity award compensation not subject to Section 409A of the Code. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant;

whichever of the foregoing amounts in (i) or (ii) above, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

(e)           Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

(f)            No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

(g)           Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

(h)           Withholding. All sums payable to Executive hereunder shall be in United States Dollars and shall be reduced by applicable federal, state, local and other withholding and similar taxes and payments required by applicable law.

(i)            Agreements Superseded. This Agreement supersedes and replaces in their entirety the Employment Agreement, the Severance Agreement and any provision regarding Executive’s entitlement to vesting acceleration of the Company Options or Company RSUs set forth in the written agreements governing such awards, which agreements and provisions, respectively, shall be of no further force or effect.

(j)            Amendment. This Agreement may only be amended, modified or waived, in whole or in part, in a writing executed by both Executive and the Company (as authorized by the Board).

(k)           Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(l)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(m)          Indemnification Agreement. This Agreement shall not be deemed in any way to limit or supersede the Indemnity Agreement entered into between the Company and Executive on October 24, 2013, and the Company agrees that any amendment or replacement to the form of Indemnity Agreement generally applicable to the members of the Board shall be made available to Executive (such Indemnity Agreement as it may be amended or replaced, the “Indemnity Agreement”).

(n)           Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

[SIGNATURE PAGE TO EXECUTIVE CHAIRMAN AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date indicated below.

GLU MOBILE INC.		EXECUTIVE

/s/ Benjamin T. Smith, IV		/s/ Niccolo de Masi

Name: Benjamin T. Smith, IV		Niccolo de Masi

Title: Compensation Committee, Chair

Date:	November 2, 2016	Date	November 2, 2016

[SIGNATURE PAGE TO EXECUTIVE CHAIRMAN AGREEMENT]

Exhibit A

EXECUTIVE’S COMPANY OPTIONS AND COMPANY RSUS

AS OF THE EFFECTIVE DATE

Exhibit B

GENERAL RELEASE OF CLAIMS

General Release Of Claims

This General Release of Claims (this “Agreement”) is entered into as of [                  ], by and between Niccolo de Masi (“you”) and Glu Mobile Inc. (the “Company”), collectively referred to herein as the “Parties”. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Executive Chairman Agreement by and between you and the Company dated November 2, 2016 (the “Employment Agreement”).

Recitals

WHEREAS, you have been providing services to the Company as its Executive Chairman [and “principal executive officer”] pursuant to the Employment Agreement, and you and the Company now wish to effect a Cessation of your services as Executive Chairman [and “principal executive officer;”]

WHEREAS, pursuant to the Employment Agreement, you and the Company agreed that upon your Cessation, you would be entitled to certain payments and benefits thereunder;

WHEREAS, you and the Company wish to set forth in writing the terms of your Cessation, and the Company wishes to receive from you a general release of all claims against the Company;

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that you may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to your employment or service with, or separation from, as applicable, the Company, and you and the Company desire to embody in this Agreement the terms, conditions and benefits to be provided in connection with your termination of employment or service with the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

Agreement

A.            Cessation

1.             Cessation Date. Your Cessation is effective as of the close of business on [                 ] (your “Cessation Date”). The Company shall pay to you all amounts and benefits that have accrued or were earned but remain unpaid through your Cessation Date in respect of Remuneration, payable based on the annual amount then in effect, and unreimbursed expenses, including accrued and unused vacation, on the Cessation Date, regardless of whether you sign this Agreement.

2.             Consideration for Release. Subject to your compliance with the terms and conditions of this Agreement, and provided you deliver to the Company this signed Agreement and satisfy all conditions to make the Release effective, the Company shall provide you with the payments and acceleration set forth under Section 6 of the Employment Agreement as compensation for the Release set forth herein.

3.             Employee Inventions and Confidentiality Agreement. You acknowledge and agree that you continue to be bound by the Employee Invention Assignment and Confidentiality Agreement previously entered into by and between you and the Company.

B.            Release

In consideration of the payments and benefits provided and to be provided to you by the Company under this Agreement, and in connection with your Cessation, by your signature below you agree to the following general release (the “Release”).

1.             On behalf of yourself, your heirs, executors, administrators, successors, and assigns, you hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, for purposes of this Section B, the “Company”) from any and all claims, causes of action, and liabilities up through the date of your execution of this Release. The claims subject to this Release include, but are not limited to, those relating to your employment or service with the Company and/or any predecessor to the Company and the termination, as applicable, of such employment or service. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. You further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.” This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which you have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to your right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s liability insurance policy, to any claim that arises after the date of this Agreement.

2.             In understanding the terms of the Release and your rights, you have been advised to consult with an attorney of your choice prior to executing the Release. You understand that nothing in the Release shall prohibit you from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) your rights under applicable workers’ compensation laws; (b) your right, if any, to seek unemployment benefits; (c) your right to indemnity under the Indemnity Agreement, the Company’s certificate of incorporation or bylaws, California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) your right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. Moreover, you will continue to be indemnified for your actions taken while employed by, or providing services to, the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and any director or officer indemnification agreement between you and the Company, if any, and you will continue to be covered by the Company’s director’s and officer’s liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of California.

3.             You understand and agree that the Company will not provide you with the payments and benefits under this Agreement (including as referenced herein and made under the Employment Agreement) unless you execute the Release. You also understand that you have received or will receive, regardless of the execution of the Release, all wages owed to you together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through your termination date.

4.             As part of your existing and continuing obligations to the Company, you have returned to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including but not limited to the Company’s files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You understand that, even if you did not sign the Release, you are still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by you in connection with your employment or service with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s). Notwithstanding the preceding, if you desire, for the three years from the Effective Date, you may retain any Company-issued mobile device or computer (subject to your obligations under Section 3 above), it being understood that the device remains property of the Company and must be made available to the Company upon request consistent with other property owned by the Company and used by its service providers.

5.             You represent and warrant that you are the sole owner of all claims relating to your employment or service with the Company and/or with any predecessor of the Company, and that you have not assigned or transferred any claims relating to your employment or service to any other person or entity.

6.             You understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or yourself.

7.             You agree that during the three (3) year period following your Cessation Date you will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company (including its subsidiaries and affiliates) agrees that during the three (3) year period following your Cessation Date it will not make, and agrees to cause the executive officers, directors and authorized spokespersons of the Company to refrain from making, any negative or disparaging statements or comments, either as fact or as opinion, about you (or authorizing any statements or comments to be reported as being attributed to the Company). Nothing in this paragraph shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

8.             This Release shall become effective on the date of its execution by you. You understand that the payments and benefits under this Agreement (including as referenced herein and made under the Employment Agreement) will become available to you at such time after the Effective Date.

9.             In executing the Release, you acknowledge that you have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for payments and benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as your proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between the Company and you. Once effective and enforceable, this agreement can only be changed by another written agreement signed by you and an authorized representative of the Company.

C.            Miscellaneous

1.             Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment or service with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN YOU AND THE COMPANY.

This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in Santa Clara County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let the Company know and the Company will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. In the event of arbitration relating to this Agreement or your service with the Company, each of you and the Company will bear its own costs, including, without limitation, attorneys’ fees.

2.             Indemnification. Subject to applicable law, the Company will provide you indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation and Bylaws, in addition to coverage under any directors and officers insurance policies maintained by the Company, with such indemnification to be on terms determined by the Board or any of its committees, but in no case less favorable than those provided to any other executive officer or director of the Company. You will continue to be covered by any indemnification by and between you and the Company, which, if applicable, continues in full force and effect.

3.             Section 409A. To the extent (a) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s termination and (ii) the date of Executive’s death following such termination; provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to Executive or Executive’s beneficiary in one lump sum (without interest).

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

Notwithstanding the foregoing, in the event the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company will work in good faith with you to adopt such amendments to this Agreement, or to adopt such policies and procedures or take such other actions that the Company determines are necessary or appropriate, to avoid the imposition of taxes under Section 409A.

4.             Limitation on Payments Under Code Section 280G. In the event that the payments and other benefits provided for in this Agreement or otherwise payable to the you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this Agreement shall be either:

(a)           delivered in full; or

(b)           delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, by reducing payments in the following order: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity award compensation subject to Section 409A of the Code as deferred compensation and (ii) equity award compensation not subject to Section 409A of the Code. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant;

whichever of the foregoing amounts in (a) and (b) above, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

5.             Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

6.             No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

7.             Assignment. This Agreement and all rights hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

8.             Withholding. All sums payable to you hereunder shall be in United States Dollars and shall be reduced by applicable federal, state, local and other withholding and similar taxes and payments required by applicable law.

9.             Entire Agreement. This Agreement constitutes the entire and only agreement and understanding between the parties relating to Cessation and the termination, as applicable, of your employment or service with the Company.

10.          Amendment. This Agreement may only be amended, modified or waived, in whole or in part, in a writing executed by both you and the Company (as authorized by the Board).

11.          Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from his private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

12.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

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13.          Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated below.

GLU MOBILE INC.

Name: Benjamin T. Smith, IV	Niccolo de Masi

Title: Compensation Committee, Chair

Date:	Date

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